This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes in any country or jurisdiction where such an offer would not be permitted.

Linked to the S&P 500 FC TCA 0.50% Decrement Index ER
•	Maturity of approximately 4 years.
•
At maturity investors will be entitled to receive the principal amount plus any Supplemental Amount (as defined below) if applicable, which is equal to 1.11-to-1 upside exposure to increases in the Market Measure.

•	All payments on the MLCDs are subject to the credit risk of Bank of America, N.A. (“BANA”), as issuer of the MLCDs and Federal Deposit Insurance Company (“FDIC”) insurance limitations.
•	No periodic interest payments.
•
The Return Market Linked Certificates of Deposit linked to the S&P 500 FC TCA 0.50% Decrement Index ER (the “MLCDs”) are expected to price on January 27, 2026, expected to issue on January 30, 2026 and expected to mature on January 31, 2030.

•	Withdrawals at par will be permitted on a limited basis prior to maturity only in the event of the death or adjudication of incompetence of the beneficial owner of an MLCD.
•
BofA Securities, Inc. (“BofAS”) will receive a placement fee of up to $37.50 or 3.75% of the principal amount of the MLCDs. BofAS may reallow the placement fee to other affiliated or unaffiliated brokers. Such fees could reduce earnings on the MLCDs.

•	Issue price of $1,000.00 or 100.00% of the principal amount
•	Principal amount of $1,000 per MLCD
•	CUSIP No. 06428QL27.
The S&P 500 FC TCA 0.50% Decrement Index ER (the “Market Measure”) is designed to provide investors with exposure to a synthetically calculated excess return version (the “Excess Return Index”) of the S&P 500® Total Return Index (the “Total Return Index”), subject to a risk control strategy that dynamically increases or decreases the exposure to the Excess Return Index multiple times per index calculation day in an attempt to achieve an 11.50% annualized volatility target. The Market Measure’s exposure to the Excess Return Index can be greater than, less than or equal to 100%. When the Market Measure’s exposure to the Excess Return Index is less than 100%, the Market Measure will have a hypothetical cash position which does not accrue interest. Any portion of the Market Measure which is allocated to the cash position will not appreciate based on any appreciation of the Excess Return Index. Typically, during a trading day a portion of the Market Measure’s exposure has been allocated to the cash position.
The Excess Return Index is an excess return index, which means that it measures the return on a hypothetical investment in the Total Return Index that is made with borrowed funds. The Excess Return Index is calculated by subtracting out the borrowing costs, as described below, and the cost of carrying equities (which is determined by reference to rolling E-mini S&P 500 futures contracts) from the Total Return Index. Borrowing costs for these funds are assessed at a rate equal to the Federal Funds Rate. Such borrowing costs and the cost of carrying equities will reduce any positive performance of the hypothetical investment in the Total Return Index (and, thereby, the level of the Market Measure) and will increase any negative performance of the hypothetical investment in the Total Return Index (and, thereby, the level of the Market Measure).
The level of the Market Measure is calculated multiple times per day and reflects the performance of a hypothetical investment in the Excess Return Index less associated carry costs and transaction costs. The carry costs and transaction costs reduce the level of the Market Measure during each intraday calculation window.  The carry cost for each intraday calculation window is 0.50% per annum. The transaction cost for each intraday calculation window equals the product of 0.01% and the difference (expressed as a positive number) between the exposure to the Excess Return Index for the current intraday calculation window and the exposure to the Excess Return Index for the immediately preceding intraday calculation window. Such costs will be incurred regardless of the level of exposure to the Excess Return Index and regardless of the performance of the Excess Return Index. Such costs will have the effect of reducing any positive performance of the Excess Return Index (and, thereby, the level of the Market Measure) and will increase any negative performance of the Excess Return Index (and, thereby, the level of the Market Measure).
The effect of the borrowing costs, the cost of carrying the equities, the carry costs and the transaction costs described above is to reduce the level of the Market Measure during each intraday calculation window. The level of the Market Measure will only increase to the extent the Market Measure is exposed to the Excess Return Index, the Excess Return Index has a positive return and such positive return exceeds the carry costs and transaction costs described above. The Excess Return Index will have a positive return only if the return of the Total Return Index exceeds the borrowing costs described above.
For more information please see the sections entitled “Risk Factors—Market Measure-related Risks” and “The Market Measure”.
The initial estimated value of the MLCDs as of the pricing date is expected to be between $870.00 and $930.00 per $1,000 MLCD, which is less than the issue price listed above. The actual value of your MLCDs at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-7 and “Structuring the MLCDs” on page PS-18 herein for additional information.
Investing in MLCDs involves risks. You should consider the information in “Risk Factors” beginning on page PS-7 of this disclosure supplement, page PS-5 of the accompanying product supplement and page D-37 of the accompanying disclosure statement.
The MLCDs are deposit obligations of BANA. The MLCDs referenced hereby are obligations of BANA only and are not obligations of your brokers, BofAS or any other affiliate of BANA. The principal amount of the MLCDs is insured by the FDIC within the limits established by the Federal Deposit Insurance Act and the corresponding regulations and interpretations of the FDIC, as generally described in the accompanying disclosure statement.  A depositor purchasing a principal amount of MLCDs that is in excess of the “Deposit Insurance Limitation” described in the accompanying disclosure statement or which, together with other deposits that it maintains with us in the same ownership capacity, is in excess of that Deposit Insurance Limitation, should not rely on the availability of federal deposit insurance for any excess amount. The FDIC has taken the position that any secondary market premium paid by a depositor in excess of the principal amount is not insured by the FDIC.  In addition, the FDIC may also take the position that no portion of any other required payment with respect to the MLCDs in addition to the principal amount is insured unless the total applicable payment has been finally determined in accordance with the terms of the MLCDs at the point that FDIC insurance payments become necessary.

Broker

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Terms of the MLCDs
Issuer:	BANA
Minimum Principal Amount/Denominations:	$1,000 and denominations of whole multiples of $1,000 in excess thereof.
Term:	Approximately 4 years
Market Measure:	The S&P 500 FC TCA 0.50% Decrement Index ER (Bloomberg symbol: “SPXFCDUE”)
Pricing Date*:	January 27, 2026
Issue Date*:	January 30, 2026
Valuation Date*:
January 28, 2030, subject to postponement in the event of a Market Disruption Event or other event, as described under “Description of the Certificates of Deposit—Certain Terms of the MLCDs—Events Relating to Calculation Days” in the accompanying product supplement.

Maturity Date*:	January 31, 2030
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:	The closing level of the Market Measure on the Valuation Date, as determined by the calculation agent.
Market Measure Return:
Redemption Amount:
At maturity the Redemption Amount per $1,000 in principal amount of MLCDs will be an amount in cash equal to $1,000 plus the Supplemental Amount, if any.
Investors will not receive any interest or coupon payments during the term of the MLCDs. The payment of an investor’s full principal amount (plus the Supplemental Amount, if any) applies only at maturity, subject to the credit risk of BANA and applicable FDIC limits.

Supplemental Amount:	● If the Ending Value is greater than the Starting Value: ($1,000 x Upside Participation Rate x Market Measure Return); or ● If the Ending Value is equal to or less than the Starting Value: $0.00
Upside Participation Rate:	111.00%
Interest:	No interest will be paid on the MLCDs, whether before or after the Maturity Date.
Annual Percentage Yield (APY):	a percentage rate, calculated in accordance with Regulation DD of the Consumer financial Protection Bureau, 12 C.F.R. Part 1030.
Business Day:	New York
Calculation Agent:	BofAS
Broker:	BofAS
CUSIP:	06428QL27
Early Withdrawals:
At par, only upon death or adjudication of incompetence of a beneficial holder of the MLCDs. See “Estate Feature” herein and “Deposit Insurance — Estate Feature” in the accompanying disclosure statement.

Book-Entry Form:	The MLCDs will be represented by one or more master MLCDs held by and registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”).
*Subject to change, to be determined on the pricing date
RETURN MLCDS | PS-2

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Redemption Amount Determination
On the Maturity Date, you will receive (1) a cash payment per $1,000 in principal amount equal to $1,000, plus (2) a Supplemental Amount (if any), determined as follows:

All payments, including the Supplemental Amount (if any), described above, are subject to the credit risk of BANA and FDIC insurance limitations.
RETURN MLCDS | PS-3

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Hypothetical Examples
The following table, Redemption Amount and Supplemental Amount calculation examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the MLCDs. They illustrate the calculation of the Redemption Amount, the Supplemental Amount and the return on the MLCDs based on a hypothetical Starting Value of 100 (which does not represent a likely Starting Value for the Market Measure), the Upside Participation Rate of 111.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Starting Value, Ending Value, and whether you hold the MLCDs to maturity. The following examples do not take into account any tax consequences from investing in the MLCDs.
For recent actual levels of the Market Measure, see “The Market Measure” section below. All payments on the MLCDs are subject to the credit risk of BANA and FDIC insurance limitations.
Ending Value	Market Measure Return	Supplemental Amount per MLCD	Redemption Amount per MLCD	Return on the MLCDs	Annual Percentage Yield (APY)
200.00	100.00%	$1,110.00	$2,110.00	111.00%	20.508%
175.00	75.00%	$832.50	$1,832.50	83.25%	16.336%
150.00	50.00%	$555.00	$1,555.00	55.50%	11.661%
140.00	40.00%	$444.00	$1,444.00	44.40%	9.614%
130.00	30.00%	$333.00	$1,333.00	33.30%	7.445%
120.00	20.00%	$222.00	$1,222.00	22.20%	5.136%
110.00	10.00%	$111.00	$1,111.00	11.10%	2.665%
105.00	5.00%	$55.50	$1,055.50	5.55%	1.359%
100.00	0.00%	$0.00	$1,000.00	0.00%	0.000%
95.00	-5.00%	$0.00	$1,000.00	0.00%	0.000%
90.00	-10.00%	$0.00	$1,000.00	0.00%	0.000%
80.00	-20.00%	$0.00	$1,000.00	0.00%	0.000%
70.00	-30.00%	$0.00	$1,000.00	0.00%	0.000%
60.00	-40.00%	$0.00	$1,000.00	0.00%	0.000%
50.00	-50.00%	$0.00	$1,000.00	0.00%	0.000%
25.00	-75.00%	$0.00	$1,000.00	0.00%	0.000%
0.00	-100.00%	$0.00	$1,000.00	0.00%	0.000%
(1)	The hypothetical Starting Value of 100 used in these examples is hypothetical and does not represent a likely Starting Value for the Market Measure.
RETURN MLCDS | PS-4

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Hypothetical Examples
Redemption Amount and Supplemental Amount Calculation Examples
Example 1
The Ending Value is 150.00, or 150.00% of the Starting Value: Starting Value:  100.00
Ending Value:    150.00
Redemption Amount = $1,000 + Supplemental Amount
= $1,555.00 Redemption Amount per $1,000 in principal amount of MLCDs.
Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value: Starting Value:  100.00
Ending Value:    110.00
Redemption Amount = $1,000 + Supplemental Amount
= $1,111.00 Redemption Amount per $1,000 in principal amount of MLCDs.
Example 3
The Ending Value is 97.00, or 97.00% of the Starting Value: Starting Value:  100.00
Ending Value:    97.00
Redemption Amount = $1,000 + Supplemental Amount
$1,000.00 + $0 = $1,000 Redemption Amount per $1,000 in principal amount of MLCDs, since the Ending Value is equal to or less than the Starting Value.
RETURN MLCDS | PS-5

FDIC Deposit Insurance
The MLCDs are deposit obligations of BANA, the principal amount of which are insured by the FDIC, within the limits established by the Federal Deposit Insurance Act and the corresponding regulations and interpretations of the FDIC. As of the date of this disclosure supplement, the limit established thereby is $250,000. Any accounts or deposits you maintain with us directly or through an intermediary in the same ownership capacity as you maintain your MLCDs would be aggregated with the MLCDs offered hereby for purposes of the maximum amount.  The maximum amount is subject to change from time to time by the FDIC, consistent with applicable law.
You are responsible for monitoring the total amount of all your deposits that you hold in one depository institution in order for you to determine the extent of federal deposit insurance coverage available to you on your deposits, including the MLCDs. None of Bank of America, us, any other affiliate of ours, or your broker is responsible for repayment of any insured or uninsured portion of the MLCDs or any other deposits.
The FDIC has taken the position that any secondary market premium paid by a depositor in excess of the principal amount is not insured by the FDIC. In addition, the FDIC may also take the position that no portion of the Supplemental Amount with respect to the MLCDs, is insured unless the total applicable payment has been finally determined in accordance with the terms of the MLCDs at the point that FDIC insurance payments become necessary. Accordingly, if insurance payments are required by the FDIC for us and if the FDIC insurance payments become necessary for the MLCDs, you may incur a loss of (a) any such amounts and (b) any amount by which your aggregate deposits with us, including the MLCDs, exceed the Deposit Insurance Limitation.
For additional information, please see “Deposit Insurance” in the accompanying disclosure statement.
Estate Feature
Withdrawals will be permitted prior to the Maturity Date only in the event of the death or adjudication of incompetence of the beneficial owner of the MLCD. In such event, provided that prior written notice of such proposed withdrawal has been given to your broker and to us, together with appropriate documentation to support that request, we will permit withdrawal of all MLCDs held by the Affected Person (as defined below) (partial withdrawals will be permitted only as described below), subject to the applicable Deposit Insurance Limitations.  This right is called the “Estate Feature.” An “Affected Person” is a person who has the right, immediately prior to his or her death or declaration of legal incompetency, to receive the proceeds from the disposition of that MLCD, as well as the right to receive payment of the principal of the MLCDs, and acquired his or her interest in the MLCDs at least six months prior to the election of the Estate Feature. With respect to any Affected Person, we have the right to limit the combined aggregate principal amount of all market linked CDs as to which an exercise of the Estate Feature shall be accepted by us to the applicable Deposit Insurance Limitations.
To be valid, the Estate Feature must be elected by or on behalf of the person who has authority to act on behalf of the Affected Person under the laws of the applicable jurisdiction, such person an “authorized representative". There are requirements and procedures that govern whether and how an authorized representative may request an Estate Feature redemption, please see “Estate Feature--Required Documentation; Determination Final; Disbursements” in the accompanying disclosure statement.
For additional information, please see “Deposit Insurance — Estate Feature” in the accompanying disclosure statement.
RETURN MLCDS | PS-6

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Risk Factors
Your investment in the MLCDs entails significant risks, many of which differ from those of a conventional certificate of deposit. Your decision to purchase the MLCDs should be made only after carefully considering the risks of an investment in the MLCDs, including those discussed below, with your advisors in light of your particular circumstances. The MLCDs are not an appropriate investment for you if you are not knowledgeable about significant elements of the MLCDs or financial matters in general. You should carefully review the more detailed explanation of risks relating to the MLCDs in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement and page D-37 of the accompanying disclosure statement, each as identified on page PS-21 below.
Structure-related Risks
•
You may not earn a return on your investment. The payment you will receive at maturity will depend on whether the level of the Market Measure increases from the Starting Value to the Ending Value. If the level of the Market Measure decreases from the Starting Value to the Ending Value (or if the level of the Market Measure is unchanged), you will not receive any positive return on the MLCDs and will only receive the principal amount.

•
The MLCDs do not bear interest. Unlike a conventional certificate of deposit, no interest payments will be paid over the term of the MLCDs, regardless of the extent to which the Ending Value exceeds the Starting Value.

•
Your return on the MLCDs may be less than the yield on a conventional certificate of deposit of comparable maturity. Any return that you receive on the MLCDs may be less than the return you would earn if you purchased a conventional certificate of deposit with the same Maturity Date since the Supplemental Amount, if any, is based on the performance of the Market Measure. As a result, your investment in the MLCDs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

•
Any payments on the MLCDs are subject to our credit risk and FDIC insurance limitations, and any actual or perceived changes in our creditworthiness are expected to affect the value of the MLCDs. The MLCDs are our deposit obligations. As a result, except to the extent that the FDIC insurance is available (as generally described in the accompanying disclosure statement), your receipt of the Redemption Amount at maturity will be dependent upon our ability to repay our obligations under the MLCDs on the Maturity Date, regardless of the Ending Value as compared to the Starting Value. No assurance can be given as to what our financial condition will be at any time after the pricing date of the MLCDs. If we become unable to meet our financial obligations as they become due, you may not receive the amount(s) payable under the terms of the MLCDs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings prior to the Maturity Date may adversely affect the market value of the MLCDs. However, because your return on the MLCDs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the MLCDs.
•
The Supplemental Amount will not reflect changes in the level of the Market Measure other than on the Valuation Date. Changes in the level of the Market Measure during the term of the MLCDs other than on the Valuation Date will not be reflected in the calculation of the Supplemental Amount. Notwithstanding the foregoing, investors should generally be aware of the performance of the Market Measure while holding the MLCDs. The calculation agent will calculate the Supplemental Amount by comparing only the Starting Value to the Ending Value. No other level of the Market Measure will be taken into account. As a result, you will receive only the principal amount at maturity even if the level of the Market Measure has increased at certain times during the term of the MLCDs before decreasing to a level that is less than the Starting Value as of the Valuation Date.

•
The FDIC may not insure all payments in respect of the MLCDs. If FDIC insurance payments become necessary for the MLCDs, the FDIC will be required to pay the principal, subject to the Deposit Insurance limitations and other conditions described in the accompanying disclosure statement under “Deposit Insurance”. As a result, depending on the total amount of all your deposits (including the MLCDs, any other certificates of deposit, checking accounts, savings accounts, money market deposit accounts, etc.) that you hold with us, and the manner in which you hold them, FDIC insurance may not be available for the entire amount of your investment in the MLCDs, if at all.  The MLCDs are not otherwise insured by any governmental agency or instrumentality or any other person.

Valuation- and Market-related Risks
•
The issue price you pay for the MLCDs will exceed their initial estimated value. The range of initial estimated values of the MLCDs that is provided on the cover page of this preliminary disclosure supplement, and the initial estimated value as of the pricing date that will be provided in the final disclosure supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the MLCDs. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the MLCDs prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Market Measure, changes in our internal funding rate, and the inclusion in the issue price of the placement fee, if any, the referral fee and the hedging related charges, all as further described in "Structuring the MLCDs" below. These factors, together with various credit, market and economic factors over the term of the MLCDs, are expected to reduce the price at which you may be able to sell the MLCDs in any secondary market and will affect the value of the MLCDs in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BofAS or any of our other affiliates would be willing to purchase your MLCDs in any secondary market (if any exists) at any time. The value of your MLCDs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

•
The MLCDs are designed to be held to maturity, and you may not be able to sell or withdraw the amount invested prior to maturity. The MLCDs are suitable for investors who intend to hold the MLCDs until the Maturity Date. You may not be able to sell your MLCDs or withdraw the amount of your deposit prior to maturity except by exercising the Estate Feature. We and our affiliates do not currently intend to make a market in the MLCDs, and none of us are required to do so, or to repurchase your MLCDs at any price. The price at which you may be able to sell your MLCDs prior to maturity may be at a substantial discount from the principal amount of the MLCDs. Therefore, you should not rely on any ability to sell or withdraw your MLCDs for any benefits, including achieving trading profits, limiting trading or other losses, realizing income prior to the maturity date, or having access to any sale proceeds prior to the maturity date.  Accordingly, you should be willing and able to hold your MLCDs until maturity.

RETURN MLCDS | PS-7

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

•
We cannot assure you that a trading market for your MLCDs will ever develop or be maintained. We will not list the MLCDs on any securities exchange. We cannot predict how the MLCDs will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us and any of our affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the MLCDs and their market value. We or one or more of our affiliates, including BofAS, may buy or sell the securities held by or included in the Market Measure, or futures or options contracts or exchange traded instruments on the Market Measure or those securities, or other instruments whose value is derived from the Market Measure or those securities. While we or one or more of our affiliates, including BofAS, may from time to time own securities represented by the Market Measure, except to the extent that Bank of America Corporation’s common stock may be included in the Market Measure, we and our affiliates, including BofAS, do not control any company included in the Market Measure, and have not verified any disclosure made by any other company. We or one or more of our affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the MLCDs. These transactions may present a conflict of interest between your interest in the MLCDs and the interests we and our affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the Market Measure in a manner that could be adverse to your investment in the MLCDs. On or before the pricing date, any purchases or sales by us or our affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the MLCDs), may affect the level of the Market Measure. Consequently, the level of the Market Measure may change subsequent to the pricing date, which may adversely affect the market value of the MLCDs.

We or one or more of our affiliates, including BofAS, also expect to engage in hedging activities that could affect the level of the Market Measure on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your MLCDs prior to maturity, and may affect the amounts to be paid on the MLCDs. We or one or more of our affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the MLCDs and may hold or resell the MLCDs. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the Market Measure, the market value of your MLCDs prior to maturity or the amounts payable on the MLCDs.
•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the MLCDs and, as such, will make a variety of determinations relating to the MLCDs, including the amounts that will be paid on the MLCDs. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

•
Our affiliate, BofAS, helped develop the Market Measure. One of our affiliates, BofAS, worked with S&P Dow Jones Indices LLC in developing the risk control strategy utilized by the Market Measure. While BofAS helped in the development of the Market Measure, BAC, as the ultimate parent company of BofAS, ultimately controls BofAS.

While S&P Dow Jones Indices LLC is solely responsible for, and BofAS has no involvement in, the operation and administration of the Market Measure, the risk control strategy that BofAS helped develop for the Market Measure could have a negative impact on the levels of the Market Measure and the value of your MLCDs. BofAS was under no obligation to consider your interests as an investor in the MLCDs in its role in developing the risk control strategy utilized by the Market Measure. The Market Measure’s use of the risk control strategy developed by BofAS may be adverse to your interest in the MLCDs.
Market Measure-related Risks
•
The publisher or the sponsor of the Market Measure may adjust the Market Measure in a way that affects its level, and the publisher or the sponsor has no obligation to consider your interests. The publisher or the sponsor of the Market Measure can add, delete, or substitute the components included in the Market Measure or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your MLCDs.

•
The Market Measure has a limited operating history. The Market Measure was launched on June 23, 2023. Because the Market Measure has no live Market Measure level history prior to that date, limited live historical Market Measure level information will be available for you to consider in making an independent investigation of the Market Measure performance, which may make it difficult for you to make an informed decision with respect to your MLCDs. As a result, the return on your MLCDs may involve greater risk than those that are linked to indices with a more established record of performance.

•
Hypothetical back-tested data relating to the Market Measure does not represent actual historical data and is subject to inherent limitations. The hypothetical back-tested performance of the Market Measure set forth under “The Market Measure— Historical Performance of the SPXFCDUE” is purely theoretical, does not represent the actual historical performance of the Market Measure and has not been verified by an independent third party. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “The Market Measure— Historical Performance of the SPXFCDUE”. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

•
Notwithstanding that the Market Measure employs a risk control strategy to achieve a volatility target, the Market Measure may decrease significantly more or increase significantly less than the Excess Return Index. The Market Measure is intended to provide investors with exposure to a synthetically calculated excess return version (the “Excess Return Index”) of the S&P 500® Total Return Index (the “Total Return Index”), subject to a risk control strategy that dynamically increases or decreases the exposure to the Excess Return Index multiple times per index calculation day in an attempt to achieve an 11.50% annualized volatility target. The Market Measure’s exposure to the Excess Return Index can be greater than, less than or equal to 100%. The performance of the Market Measure is not taken into account when implementing the risk control strategy and could result in leveraged exposure to the Excess Return Index in a falling stock market or deleveraged exposure to the Excess Return Index in a rising stock market. Therefore, although the Market Measure employs a risk control strategy to attempt to achieve a volatility target, the Market Measure may decrease significantly more or increase significantly less than the Excess Return Index and your MLCDs are not necessarily less risky than, and will not necessarily have better returns than, MLCDs linked to the Excess Return Index or a direct investment in the securities represented by the Excess Return Index.

•
The Market Measure is subject to risks associated with the use of significant leverage. At times, the Market Measure will use significant leverage in an effort to achieve its target volatility. When the Market Measure employs leverage, any declines in the Excess Return Index will be magnified, resulting in accelerated losses.

RETURN MLCDS | PS-8

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

•
The Market Measure provides exposure to the Excess Return Index. The Market Measure provides exposure to the Excess Return Index. The Excess Return Index is calculated by subtracting out the borrowing costs, as described below, and the cost of carrying equities (which is determined by reference to rolling E-mini S&P 500 futures contracts) from the Total Return Index. The Excess Return Index is an excess return index, which means that it measures the return on a hypothetical investment in the Total Return Index that is made with borrowed funds. Borrowing costs for these funds are assessed at a rate equal to the Federal Funds Rate. Such borrowing costs and the cost of carrying equities will reduce any positive performance of the hypothetical investment in the Total Return Index (and, thereby, the level of the Market Measure) and will increase any negative performance of the hypothetical investment in the Total Return Index (and, thereby, the level of the Market Measure). The return of the Total Return Index must exceed the borrowing costs and the cost of carrying equities for the Excess Return Index to increase. In addition, the return of the Excess Return Index at the Market Measure level must exceed the carry costs and transaction costs as further described under “The level of the Market Measure will be reduced by carry costs and transaction costs” below in order for the level of the Market Measure to increase.

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The level of the Market Measure will be reduced by carry costs and transaction costs. The level of the Market Measure is calculated multiple times per day and reflects the performance of a hypothetical investment in the Excess Return Index less associated carry costs and transaction costs. The carry costs and transaction costs reduce the level of the Market Measure during each intraday calculation window. The carry cost for each intraday calculation window is 0.50% per annum, calculated based on the number of days (which may be zero) between the end of the current intraday calculation window and the end of the immediately preceding intraday calculation window. The transaction cost for each intraday calculation window equals the product of 0.01% and the difference (expressed as a positive number) between the exposure to the Excess Return Index for the current intraday calculation window and the exposure to the Excess Return Index for the immediately preceding intraday calculation window. Such costs will be incurred regardless of the level of exposure to the Excess Return Index and regardless of the performance of the Excess Return Index. Such costs will have the effect of reducing any positive performance of the Excess Return Index (and, thereby, the level of the Market Measure) and will increase any negative performance of the Excess Return Index (and, thereby, the level of the Market Measure). In cases where the exposure to the Excess Return Index is less than 100%, the Market Measure will have reduced (or no) exposure to the positive performance of the Excess Return Index but the full carry cost and transaction cost will still be assessed. As the transaction cost is dependent on the change in the level of exposure to the Excess Return Index between intraday calculation windows, the transaction cost will increase in periods of highly variable volatility. The level of the Market Measure will not increase unless it is exposed to the Excess Return Index and the performance of the Excess Return Index is sufficiently positive enough so as to outpace the carry cost and the transaction cost. In situations where the exposure to the Excess Return Index is less than 100% or where volatility is highly variable it will be more difficult for the level of the Market Measure to increase. In order to receive a positive return on your MLCDs, the Market Measure must be exposed to the Excess Return Index and the return on such exposure must exceed such carry costs and transaction costs.

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The Market Measure will not reflect the most current volatility of the Excess Return Index. The Market Measure is rebalanced for each intraday calculation window in order to adjust its exposure to the Excess Return Index. Exposure to the Excess Return Index for the current intraday calculation window will be based on the applicable realized volatility calculated up to the beginning of the immediately preceding intraday calculation window. Exposure to the Excess Return Index will not be rebalanced for the current intraday calculation window based on the applicable realized volatility of such current intraday calculation window. As a result, the Market Measure’s exposure to the Excess Return Index will remain unchanged for a given intraday calculation window even if volatility changes significantly during the current intraday calculation window. This could result in the Market Measure having a high level of exposure to the Excess Return Index even if volatility for the current intraday calculation window is above the 11.50% volatility target or a low level of exposure to the Excess Return Index even if volatility for the current intraday calculation window is below the 11.50% volatility target, each of which could have an adverse impact on the MLCDs. The Market Measure may underperform a similar index which adjusts its exposure to the Excess Return Index in real time based on current volatility and may underperform a direct investment in securities included in the Excess Return Index.

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There is no guarantee that the Market Measure will achieve its volatility target. The exposure of the Market Measure to the Excess Return Index is subject to a maximum leverage factor of 175%, which may limit the ability of the Market Measure to fully achieve its volatility target if achieving such volatility target would require a leverage factor in excess of 175%. Therefore, there is no guarantee that the Market Measure will achieve its volatility target.

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Controlled volatility does not mean the Market Measure will have lower volatility than the Excess Return Index. The Market Measure employs a risk-control strategy that uses mathematical equations to target 11.50% annualized volatility. The strategy does not have a goal of achieving lower volatility than the Excess Return Index. In fact, if the realized volatility of the Excess Return Index is less than its volatility target, the exposure to the Excess Return Index will be increased in an attempt to raise the volatility of the Market Measure to 11.50%. Any time the exposure to the Excess Return Index is greater than 100%, the Market Measure would be more volatile than the Excess Return Index.

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Low volatility does not necessarily mean the Market Measure will outperform the Excess Return Index or that the Market Measure will have positive performance. The Market Measure employs a risk-control strategy that uses mathematical equations to target 11.50% annualized volatility. Even if the Market Measure achieves its volatility target, there is no guarantee that the Market Measure will outperform the Excess Return Index or that the Market Measure return will be positive. For example, if the performance of the Excess Return Index remains stable or steadily decreases over time, its volatility target will not cause the Market Measure to outperform the Excess Return Index or result in a positive Market Measure Return.

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There may be overexposure to the Excess Return Index in falling stock markets or underexposure in rising stock markets. The Market Measure is designed to achieve its volatility target regardless of the direction of price movements in the market. Therefore, in rising stock markets if realized volatility is higher than its volatility target, some of the Market Measure’s exposure will be moved from the Excess Return Index to the hypothetical cash position, and the Market Measure will experience lower returns than if the full exposure was maintained in the Excess Return Index. In contrast, if realized volatility is less than its volatility target in a falling stock market, the Market Measure will be exposed to more than 100% of the losses in the Excess Return Index and the Market Measure will experience lower returns than the Excess Return Index. The hypothetical cash position may represent a very significant portion of the Market Measure. Any rebalancing into a hypothetical cash position will limit your return on the securities.

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The exposure to the Excess Return Index may be rebalanced into a hypothetical cash position on any or all days during the term of the MLCDs. The Market Measure rebalances multiple times per day which can result in a rebalancing between the exposure to the Excess Return Index and the hypothetical cash position. Exposure to the Excess Return Index may be reduced to less than 100% in an attempt to reduce the volatility to 11.50%. The portion of the Market Measure which is allocated to the cash position will earn no return. In extreme cases the exposure to the Excess Return Index can be as low as 0%, meaning that the Market Measure is fully rebalanced into the cash position. In this case the level of the Market Measure will not be able to increase based on increases in the Excess Return Index but will continue to be reduced by the carry costs and transaction costs. In order to receive a positive return on your MLCDs, the Market Measure must be exposed to the Excess Return Index and the return on such exposure will need to exceed such carry costs and transaction costs. There is no guarantee that the Market Measure will not be

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Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

rebalanced so that the hypothetical cash position represents a significant portion of the Market Measure. Any rebalancing into a hypothetical cash position will limit your return on the MLCDs. Typically, a portion of the Market Measure’s exposure has been allocated to the cash position.

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The relative performance of the Market Measure as compared to the Excess Return Index may not be directly correlated. The Market Measure’s exposure to the Excess Return Index is rebalanced multiple times per day for each intraday calculation window. The effect of rebalancing multiple times per day is that the Market Measure performance over a period spanning more than one calculation window will depend on the leveraged returns of the Excess Return Index during such period. Therefore, over such longer periods, the performance of the Market Measure will differ from the performance of the Excess Return Index by an unpredictable factor.

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No assurance can be given that the investment strategy used to construct the Market Measure will achieve its intended results or that the Market Measure will be successful or will outperform any alternative index or strategy that might reference the Excess Return Index. No assurance can be given that the investment strategy on which the Market Measure is based will be successful or that the Market Measure will outperform any alternative strategy that might be employed with respect to the Excess Return Index. The Market Measure has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

Tax-related Risks
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You will be required to include income on the MLCDs over their term based on the comparable yield for the MLCDs. The MLCDs will be considered to be issued with original issue discount. You will be required to include income on the MLCDs over their term based on the comparable yield. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

•	You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MLCDs.
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Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

The Market Measure
All disclosures contained in this disclosure supplement regarding the Market Measure, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the Market Measure. We refer to SPDJI as the “Market Measure Sponsor”. The Market Measure Sponsor, which licenses the copyright and all other rights to the Market Measure, has no obligation to continue to publish, and may discontinue publication of, the Market Measure. The consequences of the Market Measure Sponsor discontinuing publication of the Market Measure are discussed in “Description of the Certificates of Deposit—Discontinuance of an Index” in the accompanying product supplement. None of us, the calculation agent or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor index. None of us, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Market Measure. You should make your own investigation into the Market Measure.
The S&P 500 FC TCA 0.50% Decrement Index ER
The S&P 500 FC TCA 0.50% Decrement Index ER (the “Index” or “SPXFCDUE”) is designed to provide investors with exposure to a synthetically calculated excess return version (the “Excess Return Index”) of the S&P 500® Total Return Index (the “Total Return Index”), subject to a risk control strategy that dynamically increases or decreases the exposure to the Excess Return Index (the “Participation Rate”) multiple times per index calculation day in an attempt to achieve an 11.50% annualized volatility target (the “Volatility Target”). The Excess Return Index is calculated by subtracting out the borrowing costs, as described below, and the cost of carrying equities (which is determined by reference to rolling E-mini S&P 500 futures contracts) from the Total Return Index. The Excess Return Index is an excess return index, which means that it measures the return on a hypothetical investment in the Total Return Index that is made with borrowed funds. Borrowing costs for these funds are assessed at a rate equal to the Federal Funds Rate. Such borrowing costs and the cost of carrying equities will reduce any positive performance of the hypothetical investment in the Total Return Index (and, thereby, the level of the Index) and will increase any negative performance of the hypothetical investment in the Total Return Index (and, thereby, the level of the Index).
In following the risk control strategy to attempt to achieve the Volatility Target, the Participation Rate can be greater than, less than or equal to 100%. A Participation Rate in excess of 100% means that the Index has leveraged exposure to the Excess Return Index, which has the effect of magnifying the return of the Excess Return Index for purposes of calculating the level of the Index. A Participation Rate of less than 100% means that the Index has reduced exposure to the Excess Return Index, which has the effect of minimizing the return of the Excess Return Index for purposes of calculating the level of the Index. A Participation Rate of less than 100% is achieved by borrowing less funds than the Index notional, which results in a hypothetical cash position (the “Cash Position”) which does not accrue interest. Any portion of the Index which is allocated to the Cash Position will not appreciate based on any appreciation of the Excess Return Index. Typically, a portion of the Index’s exposure has been allocated to the Cash Position.
Volatility is measured by reference to the intraday levels of the Excess Return Index. When volatility is higher than the Volatility Target, the Index will target a Participation Rate (the “Target Participation Rate”) of less than 100% and seek to allocate the remainder to the Cash Position, with up to 100% of the Index being allocated to the Cash Position (i.e., a Target Participation Rate of 0%). When volatility is lower than the Volatility Target, the Target Participation Rate will be greater than 100%, up to a maximum exposure of 175% (i.e., a Target Participation Rate of 175%). The actual Participation Rate for any intraday calculation window may be different from the Target Participation Rate for such intraday calculation window. Please see “—Determining the Participation Rate” below.
The Index is calculated, maintained and published by SPDJI. The Index has a launch date of June 23, 2023, with a base value of 100 as of its base date, December 31, 2004. Additional information about the Index is available on the following website: spglobal.com/spdji/en/indices/multi-asset/sp-500-fc-tca-050-decrement-index/#overview. Additional information about the Total Return Index is available on the following website: spglobal.com/spdji/en/indices/equity/sp-500/#overview. We are not incorporating by reference the websites or any material they include in this document.
Index Calculation
On each index calculation day, the level of the Index is calculated multiple times and at fixed intervals using intraday calculation windows. The closing level of the Index on any index calculation day is the level of the Index calculated at the end of the last intraday calculation window on such index calculation day. At the end of each intraday calculation window the level of the Index is calculated by (i) multiplying the level of the Index at the end of the immediately preceding intraday calculation window by a factor equal to the product of the Participation Rate for the immediately preceding intraday calculation window and the percentage change in the intraday level of the Excess Return Index from the end of the immediately preceding intraday calculation window to the end of the current intraday calculation window and (ii) subtracting out the Carry Cost and Transaction Cost. The “Carry Cost” for each intraday calculation window is 0.50% per annum, calculated based on the number of days (which may be zero) between the end of the current intraday calculation window and the end of the immediately preceding intraday calculation window. The “Transaction Cost” for each intraday calculation window equals the product of 0.01% and the difference (expressed as a positive number) between the Participation Rate for the current intraday calculation window and the Participation Rate for the immediately preceding intraday calculation window. The Carry Cost will be assessed for each intraday calculation window regardless of the Participation Rate, including when the Participation Rate is 0%. In cases where the Participation Rate is less than 100% the Index will have reduced exposure to the positive performance of the Excess Return Index (or no exposure, if the Participation Rate is 0%) but the full Carry Cost will still be assessed. As the Transaction Cost is dependent on the change in the Participation Rate between intraday calculation windows, the Transaction Cost will increase in periods of highly variable volatility. The level of the Index will not increase unless the performance of the Excess Return Index is sufficiently positive enough so as to outpace the Carry Cost and the Transaction Cost. In situations where the Participation Rate is less than 100% or where volatility is highly variable it will be more difficult for the level of the Index to increase.
Determining the Participation Rate
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Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

The Participation Rate will be determined for each intraday calculation window. The Participation Rate for an intraday calculation window will be determined based on the Participation Rate for the immediately preceding intraday calculation window and Target Participation Rate for the current intraday calculation window. The Participation Rate for an intraday calculation window will not be more than 25% lower or 15% higher than the Participation Rate determined for the immediately preceding intraday calculation window. The Index will seek to maximize the Participation Rate for an intraday calculation window by setting the Participation Rate to the greater of
(i)	the Participation Rate for the immediately preceding intraday calculation window minus 25%; and
(ii)	the lesser of (a) the Target Participation Rate and (b) the Participation Rate for the immediately preceding intraday calculation window plus 15%.
The Target Participation Rate for each intraday calculation window will be the lesser of
(i)	175%; and
(ii)
(a) the quotient of the Volatility Target divided by the volatility of the Excess Return Index calculated at the end of the immediately preceding intraday calculation window multiplied by (b) a “Momentum Factor” and a “Volatility Adjustment Factor”. The variance of the Excess Return Index is estimated using an annualized exponentially-weighted moving average of its squared logarithmic returns. The volatility of the Excess Return Index is the square root of that variance estimation. The Momentum Factor is determined based on a set of hypothetical options based on the intraday level of the Excess Return Index. On each index calculation day, the Index calculates the delta of one call option and one put option using the Black–Scholes model based on, among other market factors, (i) the level of the Excess Return Index determined at the end of the last intraday calculation window on the immediately preceding index calculation day, (ii) the level of the Excess Return Index determined at the beginning of the immediately preceding intraday calculation window and (iii) the volatility of the Excess Return Index calculated at the end of the last intraday calculation window on the immediately preceding index calculation day. The Black-Scholes model is broadly used to compute the value of options. In this model, the delta represents the variation of the option value relative to the underlying move. The delta of the call option and put option is added together to determine the Momentum Factor. A larger Momentum Factor will seek to increase the Target Participation Rate. The Volatility Adjustment Factor is calculated based upon the observed intraday and daily volatility of the Index as measured based on the intraday and closing levels of the Index. The volatility of the Index is estimated as the annualized standard deviation of the returns of the Index. The Volatility Adjustment Factor will increase the Target Participation Rate as the observed volatility of the Index is less than the Volatility Target and decrease the Target Participation Rate as the volatility of the Index is greater than the Volatility Target. A larger Volatility Adjustment Factor will seek to increase the Target Participation Rate.

Calculation of the Excess Return Index
On each index calculation day, the level of the Excess Return Index is calculated at the end of each intraday calculation window. The closing level of the Excess Return Index on any index calculation day is the level of the Excess Return Index calculated at the end of the last intraday calculation window on such index calculation day. At the end of each intraday calculation window the level of the Excess Return Index is calculated by (i) multiplying the level of the Excess Return Index at the end of the immediately preceding intraday calculation window by a factor equal to (a) the quotient of the Time Weighted Average Price (“TWAP”) of the Total Return Index as measured over several 60 second intervals (each an “Interval”) during the current intraday calculation window (such Intervals during an intraday calculation window collectively, a “TWAP Calculation Window”) divided by the TWAP of the Total Return Index as measured over several Intervals during the immediately preceding TWAP Calculation Window minus (b) the borrowing costs and the cost of carrying equities as measured from the end of the immediately preceding intraday calculation window to the end of the current intraday calculation window, calculated by reference to the Federal Funds Rate and rolling E-mini S&P 500 futures contracts. The TWAP of the Total Return Index for any TWAP Calculation Window will equal the arithmetic average of the last available level of the Total Return Index during each Interval occurring during the TWAP Calculation Window.
Rebalancing
The Index rebalances (and the Participation Rate is set) at the end of each TWAP Calculation Window. Certain market events impact the calculation timing, as defined below:
●
For any trading day scheduled as an early market closure day for the New York Stock Exchange or the Chicago Board Options Exchange, the Index only calculates those TWAP Calculation Windows occurring when such markets are open.

●	On a scheduled early market closure day, the final TWAP Calculation Window starts and ends five minutes later than for non-early market closure days.
●	On any index calculation day which is a day the futures contract roll over, the second-to-last TWAP Calculation Window starts 30 minutes earlier and ends 20 minutes later.
●
For any unscheduled full-day market closure, an intraday closure prior to the end of the last TWAP Calculation Window, or other disruption event affecting TWAP calculation, the rebalancing occurs on the next business day when all necessary data is available.

The Total Return Index
The Total Return Index is a total return-based calculation of the S&P 500® Index. The total return construction reflects both movements in stock prices
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Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

and the reinvestment of dividend income. The Total Return Index represents the total return earned in a portfolio that tracks the S&P 500® Index and reinvests dividend income in the overall index, not in the specific stock paying the dividend.
The total return construction builds the Total Return Index from the price return version of the S&P 500® Index but accounts for daily total dividend returns. The first step is to calculate the total dividend paid on a given day and convert that figure into price index points. A total daily dividend amount is calculated as the aggregate of, for each of the stocks in the S&P 500® Index, the product of (a) the number of outstanding shares of such stock times (b) the dividend per share paid for such stock. This calculation is performed for each trading day. The dividend per share for a stock is generally zero except for four times a year when it goes ex-dividend for the quarterly dividend payment. Some stocks included in the S&P 500® Index do not pay dividends and this amount always remains zero. Ordinary cash dividends are applied on the ex-dividend date in calculating the Total Return Index. The Total Return Index reflects both ordinary and special cash dividends. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing company. These may be described by the company as “special,” “extra,” “year-end” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. SPDJI will generally consider the third consecutive instance of a non-ordinary dividend (in terms of timing, not amount) to be ordinary for index calculation purposes as a third consecutive instance will now be considered to be part of the normal payment pattern established by the company.
The total daily dividend amount calculated above is converted to index points by dividing such amount by the divisor for the price return version of the S&P 500® Index. The daily total return for the Total Return Index is then determined by calculating the result of (a) the quotient of (i) the sum of (1) the level of the price return version of the S&P 500® Index on that day plus (2) the index points reflecting the total daily dividend amount on such day divided by (ii) the level of the price return version of the S&P 500® Index for the previous day minus (b) one. The daily total return is used to update the Total Return Index level from one day to the next by calculating the product of (a) the level of the Total Return Index from the previous day times (b) the sum of (i) one plus (ii) the daily total return for the given day.
The S&P 500® Index
The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The S&P 500® Index includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. SPDJI, the sponsor of the S&P 500® Index, may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.
SPDJI calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the MLCDs will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.
Computation of the S&P 500® Index
While SPDJI currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the MLCDs.
Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.
Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control
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blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the SPDJI Index Committee in order to minimize turnover.
The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.
To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the SPXFCDUE
The following graph sets forth the hypothetical back-tested performance of the SPXFCDUE in the period from January 2, 2020 through December 24, 2025. The SPXFCDUE has only been published since June 2023. The hypothetical back-tested performance of the SPXFCDUE set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the SPXFCDUE since its publication in June 2023. However, the hypothetical back-tested SPXFCDUE data only reflects the application of that methodology in hindsight, since the SPXFCDUE was not actually calculated and posted on Bloomberg L.P. prior to June 2023. The hypothetical back-tested SPXFCDUE data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the commodities and other markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested SPXFCDUE data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual SPXFCDUE performance would have been had the SPXFCDUE been in existence or in forecasting future SPXFCDUE performance. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg L.P. The hypothetical and actual historical performance of the SPXFCDUE is not necessarily an indication of its future performance. On December 24, 2025, the closing level of the SPXFCDUE was 496.12. The actual Starting Value will be determined on the pricing date.
RETURN MLCDS | PS-14

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

This historical data on the SPXFCDUE is not necessarily indicative of the future performance of the SPXFCDUE or what the value of the MLCDs may be. Any historical upward or downward trend in the level of the SPXFCDUE during any period set forth above is not an indication that the level of the SPXFCDUE is more or less likely to increase or decrease at any time over the term of the MLCDs.
Before investing in the MLCDs, you should consult publicly available sources for the levels of the SPXFCDUE.
Comparative Performance of the SPXFCDUE and the S&P 500® Index
The graph below shows the performance, from January 2, 2020 through December 24, 2025, of the SPXFCDUE (in red) and the S&P 500® Index (in black).
For comparative purposes, each of the SPXFCDUE and the S&P 500® Index have been adjusted to have a closing level of 100.00 on January 2, 2020 by dividing the applicable closing level on each day by that index’s closing level on January 2, 2020 and multiplying the quotient by 100.00.
Since the SPXFCDUE has only been published since June 2023, the graph below includes hypothetical back-tested performance data as further described under “—Historical Performance of the SPXFCDUE” above. You should not take this graph, the hypothetical performance data of the SPXFCDUE or the historical closing levels of the indices used to create this graph as an indication of the future performance of any index, including the SPXFCDUE, or the correlation (if any) between the level of the SPXFCDUE and the level of S&P 500® Index.
RETURN MLCDS | PS-15

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

License Agreement
The “S&P 500 FC TCA 0.5% Decrement Index (USD) ER” (the “Index”) is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and BofA Securities, Inc. (“BofAS") and its affiliates (together with BofAS, “Licensee”) and has been licensed for use by Licensee. BofAS has licensed the Fast Convergence (FC) methodology (“Methodology”) to SPDJI for use in the Index. S&P®, S&P 500®, US 500™, The 500™, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); Fast Convergence and FC are trademarks of BofAS, and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Licensee. the MLCDs are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the MLCDs nor do they or BofAS (as licensor of the Methodology) have any liability for any errors, omissions or interruptions of the Index.
The “S&P 500 FC TCA 0.5% Decrement Index (USD) ER” (the “Index”) is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and BofA Securities, Inc. (“BofAS") and its affiliates (together with BofAS, “Licensee”) and has been licensed for use by Licensee. BofAS (“Third Party Licensor”) has licensed the Fast Convergence (FC) methodology (“Methodology”) to SPDJI for use in the Index. S&P®, S&P 500®, US 500™, The 500™, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); Fast Convergence and FC are trademarks of the Third-Party Licensor, and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Licensee. It is not possible to invest directly in an index. The MLCDs are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the MLCDs or any member of the public regarding the advisability of investing in securities generally. Neither S&P Dow Jones Indices nor the Third-Party Licensor makes any representation or warranty, express or implied regarding the ability of the Index to track general market performance. The MLCDs have not been passed on, and BofAS makes no warranties, and bears no liability (direct, indirect, special, incidental, punitive or consequential, including without limitation, for negligence or lost profits or opportunity) with respect to the Methodology’s or Index’s legality, suitability, quality, accuracy, completeness or timeliness, or the results therefrom, and are not operated, endorsed, sold or promoted by the Third-Party Licensor. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to BofAS with respect to the Index is licensing the Methodology from BofAS and the licensing or sub-licensing, as applicable, of the Index and certain trademarks, the Methodology, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to BofAS or the MLCDs. S&P Dow Jones Indices has no obligation to take the needs of Licensee or the purchasers of the MLCDs into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading the MLCDs. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, “promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” (as enumerated within 15 U.S.C. § 77k(a)) or tax advisor. Inclusion of a security, commodity, cryptocurrency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell or hold such security, commodity, cryptocurrency or other asset, nor is it considered to be investment advice or commodity trading advice. NEITHER S&P DOW JONES INDICES NOR THIRD-PARTY LICENSOR GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND THIRD-PARTY LICENSOR SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES INDICES AND THIRD-PARTY LICENSOR MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF LICENSEE’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR THIRD-PARTY LICENSOR BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE LICENSEE PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
RETURN MLCDS | PS-16

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the MLCDs from us as principal at the issue price indicated on the cover of this disclosure supplement, less the indicated placement fee. BofAS may sell the MLCDs to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the MLCDs to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the MLCDs at the same discount. Certain dealers who purchase the MLCDs for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The issue price for investors purchasing the MLCDs in these fee-based advisory accounts may be as low as $962.50 per $1,000 in principal amount of MLCDs.
BofAS and any of our other broker-dealer affiliates may use this disclosure supplement and the accompanying product supplement and disclosure statement for offers and sales in secondary market transactions and market-making transactions in the MLCDs. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the MLCDs, BofAS may offer to buy the MLCDs in the secondary market at a price that may exceed the initial estimated value of the MLCDs. Any price offered by BofAS for the MLCDs will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the MLCDs. However, none of us, BofAS or any of our other affiliates is obligated to purchase your MLCDs at any price or at any time, and we cannot assure you that any party will purchase your MLCDs at a price that equals or exceeds the initial estimated value of the MLCDs.
Any price that BofAS may pay to repurchase the MLCDs will depend upon then prevailing market conditions, the creditworthiness of us and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the MLCDs.
RETURN MLCDS | PS-17

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Structuring the MLCDs
The initial estimated value range of the MLCDs as of the date of this disclosure supplement is set forth on the cover page of this disclosure supplement.  The final disclosure supplement will set forth the initial estimated value of the MLCDs as of the pricing date.
The MLCDs are our deposit obligations, the return on which is linked to the performance of the Market Measure. As is the case for all of our certificates of deposit, including our market-linked certificates of deposit, the economic terms of the MLCDs reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked certificates of deposit result in increased operational, funding and liability management costs to us, we typically borrow the funds under these types of certificates of deposit at a rate, which we refer to in this disclosure supplement as our internal funding rate, that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate certificate of deposit. This generally relatively lower internal funding rate, which is reflected in the economic terms of the MLCDs, along with the fees and charges associated with market-linked certificates of deposit, typically results in the initial estimated value of the MLCDs on the pricing date being less than their issue price.
In order to meet our payment obligations on the MLCDs, at the time we issue the MLCDs, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the MLCDs and the hedging arrangements. The economic terms of the MLCDs and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above and “Use of Proceeds” on page D-5 of the accompanying disclosure statement.
RETURN MLCDS | PS-18

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the MLCDs supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying disclosure statement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the MLCDs upon original issuance and will hold the MLCDs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying disclosure statement. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code.  This summary assumes that the issue price of the MLCDs, as determined for U.S. federal income tax purposes, equals the principal amount thereof.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MLCDs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
Tax Characterization of the MLCDs
The MLCDs will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.
U.S. Holders
The MLCDs will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—MLCDs Subject to Contingencies” in the accompanying disclosure statement, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the MLCDs. A U.S. Holder of the MLCDs generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.
The following table is based upon a hypothetical projected payment schedule (including a hypothetical projected Redemption Amount) and a hypothetical comparable yield equal to 4.20% per annum (compounded semi-annually). The hypothetical comparable yield is our current estimate of the comparable yield based upon market conditions as of the date of this preliminary disclosure supplement. It has been determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the MLCDs as if the MLCDs had been issued on January 30, 2026 and were scheduled to mature on January 31, 2030. This tax accrual table is based upon a hypothetical projected payment schedule per $1,000.00 principal amount of the MLCDs, which would consist of a single payment of $1,180.8805 at maturity. The following table is for tax purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final disclosure supplement.
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the MLCDs)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the MLCDs)
January 30, 2026 through December 31, 2026	$38.8675	$38.8675
January 1, 2027 through December 31, 2027	$44.0906	$82.9581
January 1, 2028 through December 31, 2028	$45.9618	$128.9199
January 1, 2029 through December 31, 2029	$47.9125	$176.8324
January 1, 2030 through January 31, 2030	$4.0481	$180.8805
Hypothetical Projected Redemption Amount = $1,180.8805 per MLCD.
Upon a sale, exchange, retirement, or other disposition of the MLCDs, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the MLCDs. A U.S. Holder’s tax basis in the MLCDs generally will equal the cost of the MLCDs, increased by the amount of OID previously accrued by the holder for the MLCDs. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the previous interest inclusions in respect of the MLCDs, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MLCD. The deductibility of capital losses by a U.S. Holder is subject to limitations.
RETURN MLCDS | PS-19

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Non-U.S. Holders
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying disclosure statement for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the MLCDs, except that the following disclosure supplements the discussion in the disclosure statement.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes, if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the MLCDs are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the MLCDs. However, it is possible that the MLCDs could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Market Measure or the MLCDs, and following such occurrence the MLCDs could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Market Measure or the MLCDs should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the MLCDs and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying disclosure statement for a description of the applicability of the backup withholding and information reporting rules to payments made on the MLCDs.
RETURN MLCDS | PS-20

Return MLCDs Linked to the S&P 500 FC TCA 0.50% Decrement Index ER

Where You Can Find More Information
The terms and risks of the MLCDs are contained in this disclosure supplement and in the following related product supplement and disclosure statement accompanying this disclosure supplement:
●	Product Supplement EQUITY-1 dated December 13, 2023
●	Disclosure Statement dated December 13, 2023
This disclosure supplement and the accompanying product supplement and disclosure statement and may be obtained from BofAS by calling 1-212-449-8771. Before you invest, you should read this disclosure supplement and the accompanying product supplement and disclosure statement for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this disclosure supplement and the accompanying product supplement and disclosure statement. Certain terms used but not defined in this disclosure supplement have the meanings set forth in the accompanying product supplement or disclosure statement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BANA.
The MLCDs are our deposit obligations. The MLCDs are insured only up to FDIC insurance limitations and are not secured by collateral. Any payments due on the MLCDs, including any repayment of the principal amount, will be subject to the credit risk of BANA and FDIC insurance limitations.
RETURN MLCDS | PS-21